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                                                                     Exhibit 5.1

                                                   March 31, 1999

Delco Remy International, Inc.
2202 Enterprise Drive
Anderson, IN 46013


     Re:  1,400,000 Shares of Common Stock

Gentlemen and Ladies:

     We have acted as counsel to Delco Remy International, Inc. (the "Company) in connection with the registration under the Securities Act of 1933, as amended, of 1,400,000 shares of the Company's Common Stock par value $.01 per share (the "Shares'), on a Registration Statement on Form S-8 (the "Registration Statement"). The Shares will be issued under the Company's 1997 Stock-Based Incentive Compensation Plan and 1997 Non-Qualified Stock Option Plan for Non-Employee Directors (the "Plans").

     We have participated in the preparation of the Registration Statement, reviewed the Plans and examined such corporate records and documents, certificates of officers of the Company and matters of law as we have considered appropriate to enable us to render this opinion.

     Based upon the foregoing, it is our opinion that the Shares, when issued, delivered and paid for in the manner described in the Plans, will be validly issued, fully paid and non-assessable.

     The opinion expressed herein is rendered solely for your benefit in connection with the transaction contemplated hereby. The opinion expressed herein may not be used or relied upon by any other person nor may this letter or any copies hereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent, except as provided below.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                        Very truly yours,

                                        /s/ DECHERT PRICE & RHOADS